Exhibit 10-17

REVOLVING CREDIT NOTE

June 12, 1996

$1,000,000.00
(SUBJECT TO BORROWING BASE)

The signer of this Note ("Borrower") promises to pay to the order of The Bank of California, a division of Union Bank of California, N.A. ("Bank") at its office at 550 South Hope Street, Los Angeles, CA 90071 or such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of ONE MILLION DOLLARS ($ 1,000,000.00) so much thereof as may be advanced and outstanding under the Borrowing Base established by the Agreement defined below, with interest on each Advance from the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the rate Bank announces to be in effect from time to time as it prime rate (the
"Prime Rate") plus one half of one percent (0.50%). The Prime Rate is a rate set by Bank based upon various factors including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price loans at, above or below the Prime Rate.

During the term of this Note, Borrower may borrow, repay and reborrow as Borrower may elect, in minimum amounts of TEN THOUSAND DOLLARS ($ 10,000.00) and subject to all limitations, terms and conditions contained herein and in that certain Third Amended and Restated Revolving Credit Agreement between Bank and Borrower dated June 12, 1996 as amended from time to time ("Agreement"), provided however, that the outstanding principal balance of this Note shall at no time exceed the maximum principal amount stated above.

Interest shall be payable on the last day of each consecutive month beginning the first such date after the first Advance, and continuing through the Termination Date, on which date all accrued interest and principal remaining unpaid shall be due and payable in full.

Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment.

Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest payments than if a 365-day year were used. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

Each Advance shall be made as provided in the Agreement. Advances may be requested in writing, by telephone, telex or otherwise on behalf of Borrower. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower's best interest that Bank advance funds in response to these forms of request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any Advance are deposited to the account of Borrower with Bank, regardless of whether any individual or entity ("Person") other than Borrower may have authority to draw against such account.

This Note is the Revolving Credit Note defined in the Agreement and is governed by the terms thereof, and supersedes and replaces that certain Revolving Credit Note dated June 13, 1994, as amended from time to time, executed by Borrower in favor of Bank (the "Previous Note"). As of the effective date of the Agreement, all unpaid principal, interest and other amounts accrued and outstanding under the Previous Note shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by, this Note. Reference is made to the Agreement for the terms and conditions under which this Note may be repaid or its maturity accelerated. Each capitalized term not otherwise defined in this Note shall have the meaning set forth in the Agreement.

The occurrence of any Event of Default as defined in the Agreement shall
(1) terminate any obligation of Bank to make or continue the Facilities; and shall, at Bank's option, (2) make all sums of interest, principal and any other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and (3) give Bank the right to exercise any other right or remedy provided by contract or applicable law.

Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Agreement.

Each Borrower is jointly and severally liable for the obligations evidenced by this Note, and all references to "Borrower" shall be to "each" or "any" Borrower as the context requires.

This Note shall be governed by, and construed in accordance with, the laws of the State of California.

AUTO-GRAPHICS, INC., a California corporation

BY:		ss/Robert S. Cope
TITLE:	President